CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Putnam Investment Funds

We consent to the use of our report dated September 11, 2015, with respect to the financial statements of Putnam Growth Opportunities Fund, a series of Putnam Investment Funds, incorporated herein by reference, and to the references to our firm in the Form of Agreement and Plan of Reorganization in the Prospectus and under the headings “Independent Registered Public Accounting Firms” in the Statement of Additional Information, and “Independent Registered Public Accounting Firm and Financial Statements” in Appendix A to the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

August 5, 2016